EXHIBIT 99.1


                                 April 25, 2008



Board of Directors
Tarrant Apparel Group
3151 East Washington Blvd.
Los Angeles, CA  90023

Gentlemen:

         We are writing to inform you that we are interested in acquiring all of the outstanding shares of common stock of Tarrant Apparel Group (the "COMPANY") that we don't currently own or control (the "PROPOSED TRANSACTION").

         Our current intention with respect to the structure of the Proposed Transaction is to form an acquisition corporation which will be merged with the Company, pursuant to which the Company's shareholders will receive cash for their shares. Because the Proposed Transaction will take the form of a merger, it will require approval of the Company's Board of Directors and its shareholders. As we are members of management and serve on the Company's Board of Directors, we believe it is prudent and in the best interests of the Company and its shareholders to form an independent committee of the Company's Board of Directors (the "COMMITTEE") to assess and approve the Proposed Transaction, and that the Committee engage financial and legal advisors to advise the Committee as to the legal obligations of the Committee and the Board of Directors in connection with the Proposed Transaction and any offer that we may make.

         We have not yet decided on a definitive price that we are willing to pay for the Company, but we are considering a price of $0.80 per share. We believe that the price we eventually agree to will present an excellent opportunity for the Company's shareholders to achieve liquidity for their shares at a significant premium to current market value. We are confident that you will conclude that the proposal is fair and in the best interests of the public shareholders. We have commenced discussions regarding potential financing for this transaction, and we are very confident that we will have ample resources available to complete this transaction. We are prepared, at the earliest possible time, to enter into a binding agreement which would contain standard terms and conditions for transactions of this nature. In considering this proposal, we want to make you aware that we will not agree to any other transaction involving our stake in the Company. To assist us in this transaction, we have retained Stubbs Alderton & Markiles, LLP as our legal advisor.

         This indication of interest is non-binding and no agreement, arrangement or understanding between the parties shall be created until such time as definitive documentation has been executed and delivered by the Company and all other appropriate parties, and the agreement, arrangement or understanding has been approved by the Committee. While the Proposed Transaction also will have to be approved by the Company's shareholders, we do not anticipate that any regulatory approvals will be required.


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Board of Directors
April 25, 2008
Page 2


         We look forward to working with the Committee and its legal and financial advisors to complete a mutually acceptable transaction and look forward to your response at your earliest convenience.

                                  Very truly yours,


                                  /s/ Gerard Guez
                                  ----------------------
                                      Gerard Guez

                                  /s/ Todd Kay
                                  ----------------------
                                      Todd Kay